Exhibit 99.3

CITIZENS INDEPENDENT BANCORP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON SHARES

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO SHAREHOLDERS OF

CITIZENS INDEPENDENT BANCORP, INC.

_____________, 2013

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Citizens Independent Bancorp, Inc. (the “Company”) of Common Shares (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders (the “Recordholders”) of common shares of the Company, without par value per share (the “Common Shares”), at 5:00 p.m., Eastern Time, on ____________ , 2013 (the “Record Date”). The Rights and Common Shares are described in the offering prospectus dated ____________, 2013 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate up to $6,000,000 of Common Shares and warrants to purchase up to $3,000,000 of Common Shares, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on ____________ , 2013, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of Common Shares registered in your name or the name of your nominee is entitled to one Right for each Common Share owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder thereof to subscribe for one Common Share (the “Basic Subscription Privilege”) at the cash price of $____________ per full share (the “Subscription Price”). For example, if a Recordholder owned 100 Common Shares as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 Rights and would have the right to purchase 100 Common Shares for the Subscription Price.

If a holder purchases all of the Common Shares available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any of our Common Shares that are not purchased by our Recordholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of Common Shares available, we will allocate the available Common Shares among the Recordholders exercising the Over-Subscription Privilege by multiplying the number of shares requested by each shareholder through the exercise of their Over-Subscription Privilege by a fraction that equals (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 9.9% of our Common Shares outstanding after completion of the Rights Offering.

For every two shares purchased in the Rights Offering, whether through a Basic Subscription Privilege or an Over-Subscription Privilege, the Recordholder will receive a warrant to purchase one Common Share at a price equal to 90% of the book value of a Common Share as reflected on the books of the Company on the last day of the month prior to the warrant exercise date. The warrants will be exercisable for two years following the completion of the Rights Offering and will not be transferable. The exercise price will be payable only by a personal check drawn on a U.S. bank, a bank check drawn on The Citizens Bank of Logan, Ohio or wire transfer. No fractional warrants will be issued, and the number of warrants issued will be rounded down. For example, a Recordholder purchasing two Common Shares will receive one warrant and a Recordholder purchasing three Common Shares will receive one warrant, while a Recordholder purchasing four Common Shares will receive two warrants. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the warrant agent, along with payment of the exercise price by a personal check drawn on a U.S. bank, a bank check drawn on The Citizens Bank of Logan, Ohio or wire transfer, at any time up to the close of business on the warrant expiration date.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Privilege and its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it purchases pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Common Shares available to the Recordholder, assuming that no shareholders other than such Recordholder purchase any Common Shares pursuant to their Basic Subscription Privileges. Fractional Common Shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of Common Shares issuable upon the exercise of its Basic Subscription Privilege and its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges to the extent of 369,754 shares, and we will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of Basic Subscription Privileges.

•        To the extent the aggregate Subscription Price of the maximum number of shares available to a Recordholder pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege, the Recordholder will be allocated only the number of shares available to it as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

•       To the extent the amount the Recordholder actually paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to the Recordholder pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, such Recordholder will be allocated the number of shares for which it actually paid in connection with the Basic Subscription Privilege and the Over-Subscription Privilege.

We are asking persons who hold Common Shares beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Shares directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or the name of your nominee, with an attached form of instructions;

3.	Beneficial Owner Election Form;

4.	Nominee Holder Certification;

5.	Notice of Tax Information; and

6.	A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed Beneficial Owner Election Form, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Form with payment of the Subscription Price, by a personal check drawn on a U.S. bank, a bank check drawn on The Citizens Bank of Logan, Ohio or wire transfer, including final clearance of any checks, prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting The Registrar and Transfer Company, toll free at (800) 866-1340 ext. 2991. Any questions or requests for assistance concerning the Rights Offering should be directed to The Registrar and Transfer Company.

Very truly yours,

Citizens Independent Bancorp, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CITIZENS INDEPENDENT BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.